FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2014 FOURTH QUARTER AND YEAR-END RESULTS AND ANNOUNCES
FIRST QUARTER 2015 GUIDANCE
Cudahy, WI - February 4, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and twelve months ended December 31, 2014. Highlights for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013 are as follows:

•	Revenues increased 45.1% to $532.5 million;

•	Net income available to common stockholders increased 10.4% to $12.4 million;

•	Earnings before interest, taxes, depreciation, and amortization ("EBITDA") increased 39.8% to $32.5 million;

•	Diluted earnings per share available to common stockholders increased 10.3% to $0.32; and

•	Diluted earnings per share increased 28.0% when excluding the $0.04 diluted earnings per share benefit in 2013 due to a 29.2% effective tax rate in 2013 compared to a 37.4% effective tax rate in 2014.
Roadrunner's summary financial results for the three and twelve months ended December 31 are illustrated below.

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$532,519	$366,967	$1,872,816	$1,361,410
Purchased transportation costs	$366,407	$256,854	$1,293,006	$944,275
Depreciation and amortization	8,290	5,081	25,078	16,311
Other operating expenses	133,608	86,863	456,741	314,610
Acquisition transaction expenses	—	—	2,305	851
Operating income	$24,214	$18,169	$95,686	$85,363
Net income available to common stockholders	$12,379	$11,214	$51,974	$48,996
Weighted average diluted common stock outstanding	39,151	39,152	39,259	37,913
Diluted earnings per share available to common stockholders	$0.32	$0.29	$1.32	$1.29
Roadrunner's EBITDA, a non-GAAP financial measure, of $32.5 million for the quarter ended December 31, 2014 represented an increase of 39.8% from EBITDA of $23.3 million for the quarter ended December 31, 2013. For more information about EBITDA, see "Non-GAAP Financial Measures" below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Net income	$12,379	$11,214	$51,974	$48,996
Plus: Provision for income taxes	7,408	4,635	30,349	28,484
Plus: Interest expense	4,427	2,320	13,363	7,883
Plus: Depreciation and amortization	8,290	5,081	25,078	16,311
EBITDA	$32,504	$23,250	$120,764	$101,674

2014 Fourth Quarter and Year-end Results
In discussing the company's fourth quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Revenues for TL, our largest revenue segment, grew by $131.4 million, or 73.0%, during the fourth quarter of 2014 from the prior year fourth quarter. The positive impact of our recent TL acquisitions and organic revenue growth led to a 70.8% increase in TL operating income quarter-over-quarter and a 74.9% increase in TL EBITDA quarter-over-quarter.
“LTL revenues grew by $5.4 million, or 4.0%, during the fourth quarter of 2014 from the prior year fourth quarter. Our LTL operating ratio deteriorated from 96.1 in the fourth quarter of 2013 to 98.0 in the fourth quarter of 2014, principally due to increased purchased power rates. We have implemented extensive operational and pricing initiatives, which resulted in an increase in net revenues by over 300 basis points in December compared to October and November. We expect these operational and pricing initiatives to continue into 2015 and to favorably impact our 2015 LTL operating ratio.
“TMS revenue grew by $30.9 million, or 56.6%, during the fourth quarter of 2014 from the prior year fourth quarter, primarily as a result of our acquisition of Unitrans. The positive impact of our recent TMS acquisitions led to a 48.0% increase in TMS operating income quarter-over-quarter and a 45.6% increase in our TMS EBITDA quarter-over-quarter.
"Consolidated depreciation and amortization for the fourth quarter of 2014 was negatively impacted by a $1.1 million sequential increase from the third quarter of 2014 amortization expense primarily related to the purchase price allocations related to our 2014 acquisitions.
"For the year ended December 31, 2014, consolidated revenue increased 37.6% to $1,872.8 million from $1,361.4 million in 2013. This revenue growth was a combination of both organic and acquisition related growth. Pro forma organic growth for 2014, assuming all acquisitions were completed as of January 1, 2013, was 11.5% (for more information on our pro forma financial measures, see "Non-GAAP Financial Measures" below). Net income available to common stockholders increased 6.1% to $52.0 million from $49.0 million in 2013. Our EBITDA increased 18.8% to $120.8 million in 2014 from $101.7 million in 2013. Diluted earnings per share available to common stockholders was $1.32 in 2014 compared to $1.29 in 2013. The 2014 results include acquisition transaction expenses of $2.3 million, or $0.04 diluted earnings per share, and the 2013 results include acquisition transaction expenses of $0.9 million, or $0.02 diluted earnings per share.
"For the year ended December 31, 2014, we were extremely pleased with our TL and TMS segments' record performance for revenue and operating income. For our TL segment, revenues increased $341.1 million from $658.0 million in 2013 to $999.1 million in 2014, and operating income increased $22.8 million from $43.4 million in 2013 to $66.2 million in 2014. For our TMS segment, revenues increased $157.3 million from $154.1 million in 2013 to $311.4 million in 2014, and operating income increased $7.2 million from $14.7 million in 2013 to $21.9 million in 2014.
"Our 2014 LTL segment performance was unacceptable. Although our LTL revenues increased $18.2 million from $559.0 million in 2013 to $577.2 million in 2014, our LTL operating income dropped $13.9 million from $36.9 million in 2013 to $23.0 million in 2014. The drop in our LTL operating income from 2013 to 2014 had a major negative impact on our overall 2014 company results. Under our new LTL leadership, we have upgraded talent and believe we have taken measures to ensure the 2014 LTL performance will not be repeated and the 2015 performance will be positive. We expect that maintaining the LTL performance achieved in December 2014 and initiatives implemented throughout 2015 will have a significant impact on our 2015 LTL results and, accordingly, our overall 2015 performance.
"We were very pleased with the performance and effective integration of our 2014 acquisitions, which included Rich Logistics, Unitrans, ISI and Active Aero. With these acquisitions in place for a full year in 2015, along with our organic growth initiatives and the LTL operational and pricing initiatives realized late in the fourth quarter of 2014, we are very optimistic as we move into 2015."
Peter Armbruster, CFO of Roadrunner, added "Cash flow from operations for the fourth quarter was approximately $23 million despite funding working capital growth. Our leverage ratio, defined as net debt of $418.7 million to pro forma adjusted EBITDA (pro forma for the results of our 2014 acquisitions prior to our ownership and related transaction costs) of $144.8 million, ended 2014 at 2.89 times."
First Quarter 2015 Guidance
Commenting on guidance for the first quarter of 2015, Peter Armbruster said, “We anticipate our revenues for the first quarter of 2015 to be in the range of $505 million to $540 million, representing an increase of 32% to 41% from the first quarter of 2014. We expect diluted earnings per share available to common stockholders to be between $0.34 and $0.37, compared with diluted earnings per share available to common stockholders of $0.27 in the prior year quarter."
Fourth Quarter 2014 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 73.0% to $311.5 million for the fourth quarter of 2014 from $180.1 million for the fourth quarter of 2013. The improvement was primarily due to the acquisitions of Rich Logistics, ISI and Active Aero, increased load growth, and increased utilization of Roadrunner's TL brokerage agent network. TL operating income was $19.7 million, or 6.3% of TL revenues, for the fourth quarter of 2014 compared with $11.5 million, or 6.4% of TL revenues, for the fourth quarter of 2013. TL EBITDA was $25.5 million for the fourth quarter of 2014 compared with $14.6 million for the fourth quarter of 2013.
LTL revenues, increased 4.0% to $140.9 million for the fourth quarter of 2014 from $135.5 million for the fourth quarter of 2013. LTL operating income was $2.8 million, or 2.0% of LTL revenues, for the fourth quarter of 2014 compared with $5.2 million, or 3.9% of LTL revenues, for the fourth quarter of 2013.
Summary LTL operating statistics for the three and twelve months ended December 31 are shown below.

	Three Months Ended December 31,			Twelve Months Ended December 31
	2014	2013	% Change	2014	2013	% Change
Operating ratio	98.0	96.1		96.0	93.4
Tonnage (in thousands of tons)	371.9	373.1	(0.3%)	1,568.9	1,553.7	1.0%
Shipments (in thousands)	596.2	576.1	3.5%	2,457.4	2,404.8	2.2%
Revenue per hundredweight (incl. fuel)	$18.92	$17.97	5.3%	$18.37	$17.93	2.5%
Revenue per hundredweight (excl. fuel)	$15.86	$14.82	7.0%	$15.18	$14.72	3.1%
Weight per shipment (lbs.)	1,248	1,295	(3.6%)	1,277	1,292	(1.2%)
Linehaul cost per mile (excl. fuel)	$1.29	$1.24	4.0%	$1.28	$1.24	3.2%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TMS revenues increased 56.6% to $85.7 million for the fourth quarter of 2014 from $54.7 million for the fourth quarter of 2013. The improvement in revenue was primarily due to the acquisition of Unitrans, which contributed incremental TMS revenues of $25.7 million during the fourth quarter of 2014. TMS operating income was $5.7 million, or 6.6% of TMS revenues, for the fourth quarter of 2014 compared with $3.8 million, or 7.0% of TMS revenues, for the fourth quarter of 2013. TMS EBITDA was $7.1 million for the fourth quarter of 2014 compared with $4.8 million for the fourth quarter of 2013.

Conference Call
A conference call is scheduled for Wednesday, February 4, 2015 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-510-0712 (U.S.) or 617-597-5380 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 38318935. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, February 11, 2015, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 75362458. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's expectation that its operational and pricing initiatives will continue into 2015 and will favorably impact its 2015 LTL operating ratio; Roadrunner's belief that it has taken measures to ensure its 2014 LTL performance will not be repeated and its 2015 performance will be positive; Roadrunner's expectations that maintaining the LTL performance achieved in December 2014 and initiatives implemented throughout 2015 will have a significant impact on its 2015 LTL results, and, accordingly, its overall 2015 performance; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for the first quarter of 2015. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the current economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.
A quantitative reconciliation of GAAP net income to EBITDA is included after the financial statements.
In addition, to provide investors with information to assist them in assessing our financial results on a comparable basis with historical results, we have provided certain non-GAAP financial measures in this press release that include the effects of our 2014 acquisitions as if they had occurred at the beginning of the applicable period. A quantitative reconciliation of our reported results to our pro forma financial measures is included after the financial statements. The pro forma financial measures included in this press release are presented for informational purposes only. It is not necessarily indicative of what Roadrunner’s financial position or results of operations actually would have been had Roadrunner completed the acquisitions at the dates indicated, nor is it intended to project the future financial position or operating results of our company.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$532,519	$366,967	$1,872,816	$1,361,410
Operating expenses:
Purchased transportation costs	366,407	256,854	1,293,006	944,275
Personnel and related benefits	64,505	39,816	213,079	151,158
Other operating expenses	69,103	47,047	243,662	163,452
Depreciation and amortization	8,290	5,081	25,078	16,311
Acquisition transaction expenses	—	—	2,305	851
Total operating expenses	508,305	348,798	1,777,130	1,276,047
Operating income	24,214	18,169	95,686	85,363
Interest expense	4,427	2,320	13,363	7,883
Income before provision for income taxes	19,787	15,849	82,323	77,480
Provision for income taxes	7,408	4,635	30,349	28,484
Net income available to common stockholders	$12,379	$11,214	$51,974	$48,996
Earnings per share available to common stockholders:
Basic	$0.33	$0.30	$1.37	$1.36
Diluted	$0.32	$0.29	$1.32	$1.29
Weighted average common stock outstanding:
Basic	37,925	37,518	37,852	36,133
Diluted	39,151	39,152	39,259	37,913

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,345	$5,438
Accounts receivable, net of allowances of $4,209 and $2,957, respectively	284,379	171,165
Deferred income taxes	8,607	1,847
Prepaid expenses and other current assets	46,658	35,010
Total current assets	350,989	213,460
Property and equipment, net of accumulated depreciation of $47,629 and $30,869, respectively	146,850	96,558
Other assets:
Goodwill and intangible assets, net	749,530	550,106
Other noncurrent assets	10,451	11,756
Total other assets	759,981	561,862
Total assets	$1,257,820	$871,880
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,000	$10,938
Accounts payable	118,743	67,141
Accrued expenses and other liabilities	42,352	33,271
Total current liabilities	171,095	111,350
Long-term debt, net of current maturities	420,000	181,702
Other long-term liabilities	107,950	78,463
Total liabilities	699,045	371,515
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,925 and 37,564 shares issued and outstanding	379	376
Additional paid-in capital	390,725	384,292
Retained earnings	167,671	115,697
Total stockholders’ investment	558,775	500,365
Total liabilities and stockholders’ investment	$1,257,820	$871,880

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$12,379	$11,214	$51,974	$48,996
Plus: Provision for income taxes	7,408	4,635	30,349	28,484
Plus: Interest expense	4,427	2,320	13,363	7,883
Operating income
TL	19,686	11,523	66,186	43,385
LTL	2,827	5,221	22,981	36,914
TMS	5,651	3,819	21,924	14,742
Corporate	(3,950)	(2,394)	(15,405)	(9,678)
Total	24,214	18,169	95,686	85,363
Plus: Depreciation and amortization
TL	5,838	3,072	16,888	11,143
LTL	756	859	3,287	3,255
TMS	1,399	1,022	3,732	1,665
Corporate	297	128	1,171	248
Total	8,290	5,081	25,078	16,311
EBITDA
TL	25,524	14,595	83,074	54,528
LTL	3,583	6,080	26,268	40,169
TMS	7,050	4,841	25,656	16,407
Corporate	(3,653)	(2,266)	(14,234)	(9,430)
Total EBITDA	$32,504	$23,250	$120,764	$101,674

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
RECONCILIATION OF REVENUES TO PRO FORMA REVENUES
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2014	2013
Acquired companies revenues for the period prior to acquisition	$230,877	$524,889
Consolidated revenues	1,872,816	1,361,410
Pro forma revenues	$2,103,693	$1,886,299

\

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
RECONCILIATION OF PRO FORMA NET INCOME TO PRO FORMA ADJUSTED EBITDA
(Unaudited)
(In thousands)

Twelve Months Ended
December 31, 2014
Acquired companies net income for the period prior to acquisition	$7,804
Plus: Provision for income taxes	4,927
Plus: Interest expense	3,363
Plus: Depreciation and amortization	5,607
Acquired companies EBITDA for the period prior to acquisition	21,701
Consolidated EBITDA	120,764
Pro Forma EBITDA	142,465
Plus: Acquisition transaction expenses	2,305
Pro forma adjusted EBITDA	$144,770

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com